Exhibit 4.4

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF CALIFORNIA

In re NOVATEL WIRELESS SECURITIES LITIGATION	) )	Civil No. 08cv1689 AJB (RBB)
	)	CLASS ACTION
)
This Document Relates to	)	FINAL JUDGMENT AND ORDER
ALL ACTIONS.	) )	OF DISMISSAL WITH PREJUDICE
) ) )
)

This matter came before the Court for hearing pursuant to the Order Preliminarily Approving Settlement and Providing for Notice (“Notice Order”) dated March 10, 2014, on the application of the Settling Parties for approval of the Settlement set forth in the Stipulation of Settlement dated January 31, 2014 (“Stipulation”). Due and adequate notice having been given to the Class as required in said Notice Order, and the Court having considered all papers filed and proceedings had herein and otherwise being fully informed in the premises and good cause appearing therefore, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED that:

1. This Final Judgment incorporates by reference the definitions in the Stipulation, and all capitalized terms used herein shall have the same meanings as set forth in the Stipulation, unless otherwise set forth herein.

2. This Court has jurisdiction over the subject matter of the Action and over all Settling Parties to the Action, including all members of the Class.

3. Pursuant to the May 12, 2010 Order Granting Motion to Certify Class (Dkt. No.180) and Rule 23 of the Federal Rules of Civil Procedure, the Court has certified a Class defined as all Persons who purchased NWI common stock between February 27, 2007 and September 15, 2008, inclusive, and were damaged thereby. Excluded from the Class are Defendants, directors, and officers of NWI, and their families and affiliates. Also excluded from the Class are those Persons (identified in Exhibit 1 attached hereto) who have validly and timely requested exclusion from the Class.

4. Pursuant to the May 12, 2010 Order Granting Motion to Certify Class (Dkt. No.180) and Rule 23 of the Federal Rules of Civil Procedure, the Court has found that the prerequisites for a class action under Rules 23(a) and 23(b)(3) of the Federal Rules of Civil Procedure have been satisfied in that (a) the size of the Class is so numerous that it would be impracticable to join all Class Members as individual parties; (b) the claims of the Lead Plaintiffs are typical of the claims of the members of the Class; (c) there are questions of law and fact common to the Class which predominate over any individual question; (d) Lead Plaintiffs and Lead Counsel have fairly and adequately represented the interests of the Class; and (e) a class action is the superior method for resolving the disputes between the parties.

5. Pursuant to Federal Rule of Civil Procedure 23, this Court hereby finally approves the Settlement set forth in the Stipulation in all respects and finds that said Settlement is, in all respects, fair, reasonable, and adequate to the Class, and the Settling Parties are hereby directed to perform its terms.

6. The Court also finds that the Settlement Stock, as defined in the Stipulation, is exempt from registration under the Securities Act of 1933 (the “Securities Act”), pursuant to §3(a)(10) of the Securities Act, 15 U.S.C. §77c(a)(10), in that the Settlement Stock will be issued to or for the benefit of Class Members in exchange for their release of claims against the Defendants under the terms of the Stipulation. Pursuant to §3(a)(10), this Court’s judgment of the fairness of the Settlement shall serve as a substitute for the registration requirements of the Securities Act with regard to the Settlement Stock. The Court also hereby finds, that with regard to the Settlement Stock being issued as part of the Settlement Fund that: (I) the terms and conditions of the proposed issuance are fair to all those who will receive securities in the proposed exchange; and (ii) the terms and conditions of, and the procedures for, the proposed issuance are fair.

7. Accordingly, the Court authorizes and directs implementation of all the terms and provisions of the Stipulation, as well as the terms and provisions hereof. The Court hereby dismisses, as to Defendants, the Action and all Released Claims of the Class with prejudice, without costs as to any Settling Party, except as and to the extent provided in the Stipulation.

8. Upon the Effective Date, Lead Plaintiffs and each of the Class Members who have not validly opted out of the Class on behalf of themselves, their predecessors, successors, agents, representatives, attorneys and affiliates, and the heirs, executors, administrators, successors, and assigns of each of them shall be deemed to have, and by operation of this Judgment shall have, fully, finally, and forever released, relinquished, and discharged against the Released Persons (whether or not such Class Members execute and deliver the Proof of Claim and Release forms) any and all Released Claims (including, without limitation, Unknown Claims), as well as any claims (including, without limitation, Unknown Claims) arising out of, relating to, or in connection with, the defense, settlement, or resolution of the Action or the Released Claims; provided, however, that Lead Plaintiffs shall retain the right to enforce the terms of the Stipulation and Settlement. Any and all claims for contribution are permanently barred, enjoined, and finally discharged as provided by 15 U.S.C. §78u-4(f)(7)(A).

9. Upon the Effective Date, Lead Plaintiffs and the Class Members on behalf of themselves, their current and former heirs, executors, administrators, successors, attorneys, legal representatives, and assigns, shall be deemed to have, and by operation of this Judgment shall have, expressly waived the benefits of (I) the provisions of §1542 of the California Civil Code, which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR,

and (ii) any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, foreign jurisdiction, or principle of common law, which is similar, comparable or equivalent to California Civil Code §1542. Lead Plaintiffs and Class Members may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Released Claims, but Lead Plaintiffs shall expressly, and Lead Plaintiffs and each Class Member on behalf of themselves, their current and former heirs, executors, administrators, successors, attorneys, legal representatives and assigns, upon the Effective Date, shall be deemed to have, and by operation of this Judgment shall have, fully, finally, and forever settled and released any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, matured or unmatured, foreseen or unforeseen, whether class or individual in nature, whether concealed or hidden, which now exist, or heretofore have existed, arising under United States federal, state, local, statutory, or common law, or any other law, rule or regulation whether foreign or domestic, or upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct that is negligent, intentional, with or without malice, or a breach of any duty, law, or rule, without regard to the subsequent discovery or existence of such different or additional facts. Lead Plaintiffs acknowledge, and the Class Members shall be deemed by operation of this Judgment to have acknowledged, that the foregoing waiver was separately bargained for and a key element of the Settlement of which this release is a part.

10. Upon the Effective Date, each of the Released Persons shall be deemed to have, and by operation of this Judgment shall have, fully, finally, and forever released, relinquished, and discharged Lead Plaintiffs, each and all of the Class Members, and Plaintiffs’ Counsel from all claims (including, without limitation, Unknown Claims) arising out of, relating to, or in connection with, the institution, prosecution, assertion, settlement, or resolution of the Action or the Released Claims; provided, however, that Defendants shall retain the right to enforce the terms of the Stipulation and Settlement.

11. Upon the Effective Date, Lead Plaintiffs and each of the Class Members who have not validly opted out of the Class shall be permanently barred and enjoined from the assertion, institution, maintenance, prosecution, or enforcement against Defendants, or any Released Persons, in any state or federal court or arbitral forum, or in the court of any foreign jurisdiction, of any and all Released Claims (including, without limitation, Unknown Claims), as well as any claims arising out of, relating to, or in connection with, the defense, settlement, or resolution of the Action or the Released Claims; provided, however, that Lead Plaintiffs shall retain the right to enforce the terms of the Stipulation and Settlement.

12. The distribution of the Notice of Proposed Settlement of Class Action and the publication of the summary notice as provided for in the Notice Order constituted the best notice practicable under the circumstances, including individual notice to all members of the Class who could be identified through reasonable effort. Said notice provided the best notice practicable under the circumstances of those proceedings and of the matters set forth therein, including the Settlement set forth in the Stipulation, to all Persons entitled to such notice, and said notice fully satisfied the requirements of Federal Rule of Civil Procedure 23, §21D(a)(7) of the Securities Exchange Act of 1934, 15 U.S.C. §78u-4(a)(7) as amended by the Private Securities Litigation Reform Act of 1995, due process and any other applicable law.

13. Any plan of distribution submitted by Lead Counsel (or orders related thereto) or any orders entered regarding any attorneys’ fee and expense application or Lead Plaintiffs’ expense application shall in no way disturb, affect, or delay the finality of this Judgment and shall be considered separate from this Judgment.

14. Neither the Stipulation nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement (a) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of the Released Persons; or (b) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Released Persons; or (c) is or may be deemed to be or may be used as an admission or evidence that any claims asserted by Lead Plaintiffs were not valid or that the amount recoverable was not greater than the Settlement Amount, in any civil, criminal, or administrative proceeding in any court, administrative agency, or other tribunal. The Released Persons may file the Stipulation and/or this Judgment in any action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

15. Without affecting the finality of this Judgment in any way, this Court hereby retains continuing exclusive jurisdiction over: (a) implementation of this Settlement and any award or distribution of the Settlement Fund, including interest earned thereon; (b) disposition of the Settlement Fund; (c) hearing and determining applications for attorneys’ fees, interest, and expenses in the Action; and (d) all Settling Parties hereto for the purpose of construing, enforcing, and administering the Stipulation.

16. The Court finds that during the course of the Action, the Settling Parties and their respective counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11.

17. In the event that the Settlement does not become effective in accordance with the terms of the Stipulation, or the Effective Date does not occur, then this Judgment shall be rendered null and void to the extent provided by and in accordance with the Stipulation and shall be vacated and, in such event, all orders entered and releases delivered in connection herewith shall be null and void to the extent provided by and in accordance with the Stipulation.

18. Without further order of the Court, the Settling Parties may agree to reasonable extensions of time to carry out any of the provisions of the Stipulation.

19. The Court directs immediate entry of this Final Judgment by the Clerk of the Court.

DATED: June 23, 2014

Hon. Anthony J. Battaglia
U.S. District Judge

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